UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2014

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2014, The Providence Service Corporation (the “Company”) entered into a new employment agreement (“Employment Agreement”) with Herman Schwarz, Chief Executive Officer of Logisticare, a named executive officer. The following description of the Employment Agreement is qualified in its entirety by reference to a copy of the Employment Agreement, attached hereto as Exhibit 10.1, and incorporated herein by reference. The provisions of the Employment Agreement remained substantially the same as those provided for in the previous agreement.

The Employment Agreement is a two-year agreement with no automatic renewal. The Employment Agreement provides for compensation, term life insurance, restrictive covenants and severance in the event of termination of employment under certain circumstances, as well as a payment in the event of a change in control (discussed in further detail below).

Under the Employment Agreement, the annual base salary for Mr. Schwarz was set at $432,000. The annual base salary paid to Mr. Schwarz will be reviewed at least annually by the Board and/or a committee of the Board (“Committee”) in accordance with our compensation polices and guidelines then in effect, and may be modified as a result of such review at the sole discretion of the Board and/or the Committee. In addition to an annual base salary during the term of the Employment Agreement, Mr. Schwarz is eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his position and with our then current policies and practices.

The Employment Agreement contains restrictive covenants providing for Mr. Schwarz’s non-competition, non-solicitation/non-piracy and non-disclosure. The term of the non-competition and non-solicitation covenants is for a period that includes the term of the Employment Agreement, and for a period of 18 months after the Employment Agreement is terminated for any reason.

Mr. Schwarz is eligible to receive a severance benefit in the event he is terminated by the Company without Cause or by Mr. Schwarz for Good Reason, each as defined in the Employment Agreement, or if the Employment Agreement is not extended or a new employment agreement is not entered into upon the expiration of the Employment Agreement. The severance benefit to which Mr. Schwarz will be entitled following such termination is equal to one and one half times his base salary then in effect, payable by the Company on the 60th day following the termination (“Payment Date”); provided that prior to the Payment Date he executes a general release in favor of the Company and that on or prior to the Payment Date such general release is not revoked and Mr. Schwarz is not in material breach of the Employment Agreement, as more fully described in the Employment Agreement.

Certain payment provisions of the Employment Agreement are also triggered by a change in control and an ensuing negative employment event, each as defined in the Employment Agreement. If a change in control of the Company occurs during the term of the Employment Agreement, and prior to the 24-month anniversary of the consummation date of the change in control, the Company terminates Mr. Schwarz’s employment without Cause or he terminates his employment for Good Reason, in lieu of any other amounts payable under the Employment Agreement, Mr. Schwarz is entitled to receive a lump sum payment equal to two times the average of his annual W-2 compensation from the Company for the most recent five taxable years ending before the date on which the change in control occurs. The lump sum payment will be paid to the Mr. Schwarz within ten days of his termination of employment following the change in control.

If the sum of any lump sum payments due to Mr. Schwarz would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum payment or other benefit due to Mr. Schwarz will be reduced to the largest amount that will not result in receipt of a parachute payment.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated March 24, 2014 between The Providence Service Corporation and Herman Schwarz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: March 28, 2014	By:	/s/ Robert E. Wilson
	Name:	Robert E. Wilson
	Title:	Chief Financial Officer

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